OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Kevin R. Hoben
February 7, 2019	(610) 524-7272

PRESS RELEASE

Omega Flex today reported its results of operations for the Fourth Quarter, 2018:

	OMEGA FLEX, INC. (OFLX)
	Twelve Months Ended December 31,		Three Months Ended December 31,
	2018	2017	2018	2017

Net Sales	$108,313,000	$101,799,000	$28,870,000	$27,464,000

Income before Income Taxes	$26,728,000	$24,296,000	$7,999,000	$7,689,000

Net Income	$20,139,000	$15,662,000	$6,024,000	$4,476,000

Earnings Per Share – Basic and Diluted	$2.00	$1.55	$0.60	$0.44

Weighted Average Shares – Basic and Diluted	10,091,822	10,091,822	10,091,822	10,091,822

Kevin R. Hoben, Chairman and Chief Executive Officer, announced that the Company’s Net Sales for the twelve months ended December 31, 2018 were $108,313,000, increasing 6.4% over the prior year’s sales of $101,799,000. Net Sales for the fourth quarter were 5.1% higher than the final quarter of 2017.

The Company’s Income before Income Taxes for 2018 was $26,728,000, compared to $24,296,000 during 2017, increasing 10.0%. For the quarter, Income before Income Taxes expanded 4.0% over last year.

The Company’s Net Income increased $4,477,000 or 28.6%, being $20,139,000 and $15,662,000 for 2018 and 2017, respectively. The final quarter of last year included a one-time charge related to the enactment of the Tax Cuts and Jobs Act in December 2017.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control. Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995 that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release. Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.

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